Exhibit 99

PRESS RELEASE

Scripps reports August revenues

Third quarter results will be affected by Hurricane Frances

For immediate release	(NYSE: SSP)
Sept. 13, 2004

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for August increased 13 percent year-over-year to $168 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 33 percent to $53.1 million. August advertising revenue at Scripps Networks was up 30 percent and affiliate fee revenue increased 48 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, the DIY – Do It Yourself Network and Fine Living.

HGTV and Food Network could be seen in 86 million and 85 million U.S. television households, respectively, during August. DIY distribution reached 30 million households during the month. Fine Living can be seen in 23 million households.

At the company’s newspapers, August revenue was $58.8 million, about even with same month a year ago.

Newspaper advertising revenue for the month, broken down by category, was:

•	Local, down 4.7 percent to $12.8 million.

•	Classified, up 0.5 percent to $18.9 million.

•	National, down 2.7 percent to $3.3 million.

•	Preprint and other, up 5.8 percent to $11.5 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $6.3 million compared to $6.8 million in August 2003.

August revenue at Shop At Home Network, the company’s television retailing subsidiary, was up 11 percent to $19.9 million.

At the company’s broadcast television stations (excluding Shop At Home affiliated stations) revenue for the month was up 20 percent to $28.5 million. Broadcast television revenue reflects $3.8 million in political advertising during the month. Broadcast TV political advertising revenue was about $300,000 during the same month a year ago. The company’s three NBC affiliates reported a $2.3 million year-over-year increase in local and national advertising revenue for the month, most of which was attributable to the Olympics.

Other than political, broadcast television advertising revenue, broken down by category, was:

•	Local, up 4.4 percent to $15.2 million.

•	National, up 8.7 percent to $8.4 million.

•	Other, down 2.6 percent to $1.1 million.

Guidance

Third quarter financial results will reflect the effects of Hurricane Frances on some of the company’s Florida operations. The company’s television station in West Palm Beach, and Treasure Coast newspapers in Stuart, Vero Beach and Fort Pierce sustained wind and rain damage during the hurricane. The company is assessing the financial impact of the storm on third quarter results. The affected operations are covered by property, casualty and business interruption insurance.

Excluding the effects of the hurricane, the company expects third quarter earnings per share to be within the range of previously issued guidance of 35 to 39 cents per share vs. 32 cents in the same period last year. (The range and prior-year earnings per share are being stated on a post-split basis. The company’s previously announced 2 for 1 stock split was effective Sept. 10.)

The company will provide an estimate of the financial impact of Hurricane Frances when it reports its third quarter earnings.

Forward looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K and F-27 of its most recent Form 10Q.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in national lifestyle television networks, newspaper publishing, broadcast television, television retailing, interactive media and licensing and syndication. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps is organized into the following operating divisions.

Scripps Networks, which includes the company’s growing portfolio of popular lifestyle television networks. Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

Scripps Newspapers, including daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service. Scripps newspapers include the Rocky Mountain News in Denver, the Commercial Appeal in Memphis, the Knoxville (Tenn.) News-Sentinel and the Ventura County (Calif.) Star.

Scripps Television Station Group, including six ABC-affiliated stations, three NBC affiliates and one independent. Scripps operates broadcast television stations in Detroit, Cleveland, Cincinnati, Phoenix, Tampa, Baltimore, Kansas City, Mo., West Palm Beach, Fla., Tulsa, Okla., and Lawrence, Kan.

Shop At Home Network, the company’s television retailing subsidiary, which markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 50 million full-time equivalent U.S. households, including 5 million households via five Scripps-owned Shop At Home affiliated television stations.

United Media, a leading licensing and syndication company. United Media is the worldwide licensing and syndication home of Peanuts, Dilbert, For Better or For Worse and about 150 other features and characters.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: August	The E.W. Scripps Company
Report date: September 13, 2004	513-977-3826

	August			Year-to-date
( amounts in millions, unless otherwise noted )	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$58.8	$59.0	(0.3)%	$465.6	$456.2	2.1%
Scripps Networks	53.1	39.9	33.0%	457.4	337.4	35.5%
Broadcast Television	28.5	23.7	20.1%	214.1	194.1	10.3%
Shop At Home	19.9	18.0	10.7%	179.2	152.3	17.7%
Licensing and Other Media	7.6	8.4	(9.4)%	67.8	69.1	(1.8)%

TOTAL	$167.9	$149.0	12.7%	$1,384.2	$1,209.1	14.5%

NEWSPAPERS
Operating Revenues
Local	$12.8	$13.4	(4.7)%	$108.4	$108.5	0.0%
Classified	18.9	18.8	0.5%	147.6	142.6	3.5%
National	3.3	3.4	(2.7)%	25.4	25.2	0.5%
Preprints and other	11.5	10.9	5.8%	85.1	79.9	6.5%

Newspaper advertising	46.5	46.5	0.0%	366.5	356.2	2.9%
Circulation	11.1	11.4	(2.7)%	88.5	91.2	(2.9)%
Other	1.3	1.1	13.5%	10.6	8.8	21.3%

Newspapers	$58.8	$59.0	(0.3)%	$465.6	$456.2	2.1%

Ad inches (excluding JOAs) (in thousands) (1)
Local	415	448	(7.4)%	3,420	3,617	(5.4)%
Classified	753	802	(6.1)%	5,926	5,931	(0.1)%
National	74	76	(2.7)%	639	637	0.3%

Full run ROP	1,242	1,326	(6.3)%	9,986	10,186	(2.0)%

Share of JOA operating profits (2)	$6.3	$6.8	(8.3)%	$44.4	$48.2	(7.8)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$41.0	$31.6	29.6%	$361.9	$272.3	32.9%
Affiliate fees, net	11.4	7.8	47.7%	90.0	61.2	47.0%
Other	0.6	0.5	17.1%	5.5	4.0	37.9%

Scripps Networks	$53.1	$39.9	33.0%	$457.4	$337.4	35.5%

Subscribers (3)
HGTV				86.4	82.4	4.9%
Food Network				85.2	80.9	5.3%

BROADCAST TELEVISION
Operating Revenues
Local	$15.2	$14.6	4.4%	$122.1	$119.1	2.5%
National	8.4	7.7	8.7%	64.8	63.1	2.7%
Political	3.8	0.3		16.3	1.5
Other	1.1	1.1	(2.6)%	10.9	10.3	5.7%

Broadcast Television	$28.5	$23.7	20.1%	$214.1	$194.1	10.3%

SHOP AT HOME
Operating Revenues
Shop At Home	$19.9	$18.0	10.7%	$179.2	$152.3	17.7%

Avg. full-time equivalent homes	51.2	44.7	14.5%	48.9	47.0	4.0%

(1)	Due to Hurricane Frances, ad inches for our Treasure Coast newspaper were not available. For comparative purposes Treasure Coast ad inches have been removed from all periods presented.
(2)	Excludes editorial costs.
(3)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

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